                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement                  [ ]    Confidential, For Use of the Commission Only
[X]  Definitive proxy statement                          (as permitted by Rule 14 a-6(e)(2))
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    KEYCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    KEYCORP
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

(5) Total fee paid:
       Not Applicable

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                                                  March 26, 2001

DEAR SHAREHOLDER:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 17, 2001, at 8:30 a.m., local time.

     All holders of record of KeyCorp Common Shares as of March 20, 2001, are entitled to vote at the 2001 Annual Meeting.

     As described in the accompanying Notice and Proxy Statement, you will be asked to elect five directors for three-year terms expiring in 2004, to consider a proposal submitted by a KeyCorp shareholder and to ratify the appointment of Ernst & Young LLP as independent auditors for 2001.

     KeyCorp's Annual Report for the year ended December 31, 2000, is enclosed.

     Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

                                             Sincerely,

                                             /s/ Robert W. Gillespie
                                             ROBERT W. GILLESPIE
                                               Chairman of the Board

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 17, 2001

     The 2001 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 17, 2001, at 8:30 a.m., local time, for the following purposes:

          1. To elect five directors to serve for terms expiring in 2004;

          2. To consider and act upon a shareholder proposal requesting necessary steps to cause annual election of all directors;

          3. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2001; and

          4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only holders of KeyCorp Common Shares of record as of the close of business on March 20, 2001, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                             By Order of the Board of Directors

                                             /s/ Thomas C. Stevens
                                             THOMAS C. STEVENS
                                               Secretary
March 26, 2001
                            ------------------------

     YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
NOTICE OF ANNUAL MEETING
PROXY STATEMENT.............................................      1
ISSUE ONE -- Election of Directors..........................      1
  Nominees for Terms Expiring in 2004.......................      2
  Continuing Directors Whose Terms Expire in 2002...........      3
  Continuing Directors Whose Terms Expire in 2003...........      5
  The Board of Directors and Its Committees.................      7
  Corporate Governance Practices............................      9
ISSUE TWO -- Shareholder Proposal Requesting Necessary Steps
  to Cause Annual Election of All Directors.................     11
ISSUE THREE -- Independent Auditors.........................     13
Executive Officers..........................................     13
Compensation of Executive Officers..........................     16
Section 16(a) Beneficial Ownership Reporting Compliance.....     20
Employment and Change of Control Agreements.................     20
Compensation and Organization Committee Report on Executive
  Compensation..............................................     27
Audit Matters...............................................     32
KeyCorp Stock Price Performance.............................     34
Share Ownership and Phantom Stock Units.....................     35
Shareholder Proposals for the Year 2002.....................     36
General.....................................................     36
Audit and Risk Review Committee Charter.....................  Exhibit A

                                 [KeyCorp Logo]

                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114

                                PROXY STATEMENT

     This Proxy Statement is furnished commencing on or about March 26, 2001, in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2001 Annual Meeting of Shareholders on May 17, 2001, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 20, 2001, are entitled to vote. On that date there were 424,243,661 KeyCorp Common Shares outstanding and entitled to vote at the meeting, and each such share is entitled to one vote on each matter to be considered. At the meeting, a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

                                   ISSUE ONE

                             ELECTION OF DIRECTORS

     In accordance with KeyCorp's Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the "Board") has established the size of the Board at 17 members, divided into two classes of six members and one class of five members. The terms of these classes as of the 2001 Annual Meeting will expire in 2002, 2003, and 2004, respectively. Five nominees for directors for terms expiring in 2004 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. At the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.

     Pursuant to rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2001 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. The information provided is as of February 1, 2001. KeyCorp was formed as a result of the merger on March 1, 1994 of the former KeyCorp, a New York corporation ("Old Key"), into Society Corporation, an Ohio corporation ("Society"), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of

Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

                      NOMINEES FOR TERMS EXPIRING IN 2004


                           CECIL D. ANDRUS
                                Since 1995, Chairman, Andrus Center for Public
[CECIL D. ANDRUS PHOTO]         Policy-Boise State University (non-profit educational
                                center). Previously, Governor, State of Idaho. Age 69.
                                KeyCorp director since 1996. Director, Albertson's,
                                Inc. and Coeur d'Alene Mines Corp.

                           ALEXANDER M. CUTLER
                                Since 2000, Chairman and Chief Executive Officer, Eaton
 [ALEXANDER M. CUTLER           Corporation (diversified manufacturing company).
        PHOTO]                  Previously, President and Chief Operating Officer,
                                Eaton Corporation. Age 49. KeyCorp director since 2000.
                                Director, Eaton Corporation and Axcelis Technologies
                                Inc.

                           DOUGLAS J. MCGREGOR
                                Since 2000, President and Chief Operating Officer,
 [DOUGLAS J. McGREGOR           Burlington Industries, Inc. (textile company) and,
        PHOTO]                  since 1998, Retired Chairman and Chief Executive
                                Officer, M.A. Hanna Company (specialty chemicals).
                                Previously, Principal (1998-2000), C.A.M. Investments
                                (financial investor); Chairman and Chief Executive
                                Officer (1997-1998), M.A. Hanna Company; President and
                                Chief Operating Officer, M.A. Hanna Company. Age 60.
                                KeyCorp director since 1995. Director, Burlington
                                Industries, Inc. and Vulcan Materials Company.

                           HENRY L. MEYER III
                                Since 2001, President and Chief Executive Officer,
  [HENRY L. MEYER III           KeyCorp and, since 1999, Chairman, Chief Executive
        PHOTO]                  Officer, and President, KeyBank National Association.
                                Previously, President and Chief Operating Officer
                                (1997-2001), KeyCorp; Vice Chairman of the Board and
                                Chief Operating Officer (1996-1997), KeyCorp; Senior
                                Executive Vice President and Chief Operating Officer
                                (1995-1996), KeyCorp. Age 51. KeyCorp director since
                                1996. Director, Lincoln Electric Holdings, Inc.

                           PETER G. TEN EYCK, II
                                President, Indian Ladder Farms (commercial orchard).
[PETER G. TEN EYCK, II          Age 62. KeyCorp director since 1994 (Old Key director
        PHOTO]                  since 1979).

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2002


                           ALBERT C. BERSTICKER
                                Since 1999, Retired Chairman of the Board, Ferro
 [ALBERT C. BERSTICKER          Corporation (industrial specialty chemicals).
        PHOTO]                  Previously, Chairman and Chief Executive Officer, Ferro
                                Corporation. Age 66. KeyCorp director since 1991.
                                Director, Ferro Corporation, Brush Engineered Materials
                                Inc. and Oglebay Norton Company.


                           EDWARD P. CAMPBELL
                                Since 1997, President and Chief Executive Officer,
  [EDWARD P. CAMPBELL           Nordson Corporation (capital equipment). Previously,
        PHOTO]                  President and Chief Operating Officer (1996-1997),
                                Nordson Corporation; Executive Vice President and Chief
                                Operating Officer, Nordson Corporation. Age 51. KeyCorp
                                director since 1999. Director, Nordson Corporation and
                                OMNOVA Solutions, Inc.

                           KENNETH M. CURTIS
                                Senior Member, Curtis, Thaxter, Stevens, Broder &
  [KENNETH M. CURTIS            Micoleau LLC (law firm). Previously, President, Maine
        PHOTO]                  Maritime Academy (ocean-oriented college). Age 69.
                                KeyCorp director since 1994 (Old Key director since
                                1993). Director, Bowater Incorporated.

                           CHARLES R. HOGAN
                                President and Chief Executive Officer, Citation
   [CHARLES R. HOGAN            Management Group (real estate developments and asset
        PHOTO]                  management for commercial and residential properties).
                                Age 63. KeyCorp director since 1994 (Old Key director
                                since 1993).

                           BILL R. SANFORD
                                Chairman, SYMARK LLC (technology commercialization and
[BILL R. SANFORD PHOTO]         business development) and Executive Founder and Retired
                                Chairman, President, and Chief Executive Officer,
                                STERIS Corporation (infection and contamination preven-
                                tion systems, products and services). Age 56. KeyCorp
                                director since 1999. Director, Wilson Greatbatch
                                Technologies, Inc.

                         DENNIS W. SULLIVAN
                              Executive Vice President, Parker Hannifin Corporation (industrial and aerospace
  [DENNIS W. SULLIVAN         motion control components and systems). Age 62. KeyCorp director since 1993.
        PHOTO]                Director, Parker Hannifin Corporation and Ferro Corporation.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2003


                           WILLIAM G. BARES
                                Since 1996, Chairman, President and Chief Executive
   [WILLIAM G. BARES            Officer, The Lubrizol Corporation (high performance
        PHOTO]                  fluid technologies company). Previously, President and
                                Chief Executive Officer (1996), The Lubrizol
                                Corporation. Age 59. KeyCorp director since 1987.
                                Director, The Lubrizol Corporation, Applied Industrial
                                Technologies, Inc., and Oglebay Norton Company.

                           DR. CAROL A. CARTWRIGHT
                                President, Kent State University (state university).
     [DR. CAROL A.              Age 59. KeyCorp director since 1997. Director,
   CARTWRIGHT PHOTO]            FirstEnergy Corp. and PolyOne Corporation.

                           ROBERT W. GILLESPIE
                                Since 2001, Chairman, KeyCorp. Previously, Chairman and
 [ROBERT W. GILLESPIE           Chief Executive Officer (1997-2001), KeyCorp; Chairman,
        PHOTO]                  President and Chief Executive Officer (1996-1997),
                                KeyCorp; President and Chief Executive Officer (1995-
                                1996), KeyCorp. Age 56. KeyCorp director since 1982.


                           HENRY S. HEMINGWAY
                                President, Hemingway Enterprises, Inc. (holding
  [HENRY S. HEMINGWAY           company); President, Town & Country Life Insurance
        PHOTO]                  Company, a subsidiary of Hemingway Enterprises, Inc.
                                Age 47. KeyCorp director since 1994 (Old Key director
                                since 1987).

                           STEVEN A. MINTER
                                President and Executive Director, The Cleveland
   [STEVEN A. MINTER            Foundation (philanthropic foundation). Age 62. KeyCorp
        PHOTO]                  director since 1987. Director, Dominion Resources, Inc.
                                and Goodyear Tire and Rubber Company.

                           RONALD B. STAFFORD
                                Senior Member, Stafford, Trombley, Owens & Curtin, P.
  [RONALD B. STAFFORD           C. (law firm); Member of the New York State Senate
        PHOTO]                  since 1966. Age 65. KeyCorp director since 1994 (Old
                                Key director since 1983).

     Mr. Stafford is a member of a law firm that KeyCorp utilizes for legal services. One or more of KeyCorp's directors serve on boards or advisory boards of KeyCorp subsidiaries or affiliates and receive standard fees for such service. Some of KeyCorp's executive officers and directors were customers of one or more of KeyCorp's subsidiary banks or other subsidiaries during 2000 and had transactions with such banks in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships which were customers of such banks during 2000 and had transactions with such banks in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2001.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES*

     Board of Directors. During the year ended December 31, 2000, there were six meetings of KeyCorp's Board of Directors. Each continuing member of KeyCorp's Board attended at least 75% of the aggregate of the meetings held by KeyCorp's Board of Directors and the meetings held by the committees of the Board on which such member served during 2000.

     KeyCorp's Board of Directors currently exercises certain of its powers through its Audit and Risk Review, Compensation and Organization, Executive and Finance Committees.

     Audit and Risk Review Committee. Dr. Cartwright and Messrs. Hogan, Minter, Sanford, Sullivan (Chair), and Ten Eyck are the current members of KeyCorp's Audit and Risk Review Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to shareholders, recommendation of the appointment of KeyCorp's independent auditors, review of services and fees of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit and risk review committee of KeyCorp's banking subsidiaries, oversight review of risk management matters, and supervision and direction of any special projects or investigations considered necessary. KeyCorp's Audit and Risk Review Committee met six times in 2000. A copy of the Committee Charter is attached hereto as Exhibit A.

     Compensation and Organization Committee. Messrs. Andrus, Bares (Chair), Bersticker, Commes, and Cutler are the current members of KeyCorp's Compensation and Organization Committee. The functions of this Committee generally include matters such as oversight of board and corporate governance issues, review and approval of KeyCorp's salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review and recommendation of director compensation plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp's Compensation and Organization Committee met eight times in 2000.

     The Compensation and Organization Committee identifies and reviews the qualifications of prospective directors and recommends candidates for election as directors. Nominations for the election of directors by KeyCorp's Board of Directors may only be made by the affirmative vote of a majority of the directors then in office. The Committee will consider shareholder suggestions concerning qualified candidates for election as directors that are forwarded to such Committee. Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including,
(a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or

---------------

* Mr. Commes is retiring as a director at the Annual Meeting. He is, however, included in the description of KeyCorp's current Board of Directors and its committees.

employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at such meeting and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons).

     Executive Committee. Messrs. Bares, Curtis, Gillespie (Chair), McGregor, Meyer, and Sullivan are the current members of KeyCorp's Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee did not meet in 2000.

     Finance Committee. Messrs. Campbell, Curtis, Hemingway, McGregor (Chair), and Stafford are the current members of KeyCorp's Finance Committee. The functions of the Finance Committee generally include matters such as the oversight review of KeyCorp's capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp's dividend policy, the oversight review of KeyCorp's asset/liability management policies and strategies, the oversight review of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, and the oversight review of KeyCorp's capital expenditure process and the Corporation's portfolio of "Corporate-Owned Life Insurance." The Finance Committee met six times in 2000.

     Director Compensation. Directors (other than Messrs. Gillespie and Meyer who receive no director fees) receive fees consisting of a $27,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.

     Under KeyCorp's Directors' Stock Option Plan (the "Directors' Plan"), each of the non-employee directors is automatically granted, on an annual basis, options to purchase KeyCorp Common Shares. The option awarded to each director in 2000 covered 12,000 KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to
2.75 times the annual cash retainer payable to a director. Messrs. Gillespie and Meyer were not eligible to participate in the Directors' Plan during 2000 because they were employees of KeyCorp. All options granted under the Directors' Plan are non-qualified stock options. Options generally expire ten years after grant. The purchase price of the option shares is equal to their fair market value on the date of grant and may be paid in cash or by the surrender of previously acquired KeyCorp Common Shares.

     Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer payment of cash director fees for future distribution. All such deferred payments are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody's Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors' deferred compensation is invested on a bookkeeping basis in "phantom" KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.

                         CORPORATE GOVERNANCE PRACTICES

     The Board of Directors has established and follows a corporate governance program and has assigned the Compensation and Organization Committee responsibility for the program. Following are examples of KeyCorp's current corporate governance practices.

     I. BOARD OF DIRECTORS SELF ASSESSMENT

     The Board conducts a biannual self-assessment process of the Board under the auspices of the Compensation and Organization Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp's corporate governance process are based on the results of the Board's review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management.

     II. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors meet in executive session at least three times a year without inside directors or executive management present.

     III. BOARD COMPOSITION

     The Board has adopted the guideline that not more than three directors will be "inside" directors (i.e., directors who are at the time also officers of KeyCorp).

     IV. DIRECTOR INDEPENDENCE

     The Board has adopted a definition of "Independent Director" and determined that at least two-thirds of KeyCorp's directors and all members of the Board committees performing the audit, compensation, and nominating functions must meet this definition. In addition to defining "Independent Director" and adopting requirements based on this definition, the Board has capped at a low level the maximum fees that a director or firm affiliated with a director performing legal, consulting, or advisory services for KeyCorp may receive for such services.

     V. DIRECTOR RETIREMENT

     The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Compensation and Organization Committee in its role as the nominating committee in the event that the director retires from or otherwise leaves his or her principal employment. The Compensation and Organization Committee can choose to accept or reject the resignation.

     VI. DIRECTOR RECRUITMENT

     The Board has adopted a formal policy delineating director recruitment guidelines to be followed by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding individuals as director nominees to the Board.

     VII. DIRECTOR COMPENSATION

     The Board has determined that approximately 50% (in value) of the Board's compensation should be equity compensation (presently in the form of stock options) in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees. The Board has chosen not to increase these fees since 1994.

     VIII. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

     The Compensation and Organization Committee conducts an annual evaluation of the Chief Executive Officer which is discussed with the Board as a whole in executive session.

     IX. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

     The Chief Executive Officer presents an annual report to the Compensation and Organization Committee on succession planning and KeyCorp's program for management development. The Compensation and Organization Committee in turn reviews these discussions with the Board as a whole.

     X. CORPORATE GOVERNANCE FEEDBACK

     The Board encourages management to meet periodically with significant investors to discuss KeyCorp's corporate governance practices (management has already met with certain significant investors in 2001). Management reports the results of the meetings to the Compensation and Organization Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

     XI. COMMITTEE STRUCTURE

     The Board exercises certain of its powers through its Audit and Risk Review, Compensation and Organization, Executive, and Finance Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit and Risk Review and Compensation and Organization Committees are comprised of only outside directors and the Executive and Finance Committees consist of both inside and outside directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit and Risk Review and Compensation and Organization Committees (which consist solely of outside directors) meet in executive session for a portion of each Committee meeting.

                                   ISSUE TWO

            SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE
                        ANNUAL ELECTION OF ALL DIRECTORS

     The following proposal was submitted for inclusion in this Proxy Statement by Mr. Gerald R. Armstrong, 910 Fifteenth Street, #754, Denver, Colorado 80202-2924. Mr. Armstrong owns 20,080 KeyCorp Common Shares.

          Shareholder Proposal. "Resolved: That the shareholders of KEYCORP, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections also be on an annual basis."

          Supporting Statement. Last year 171,588,653 shares, or 53% of the shares represented in the annual meeting voted in favor of this proposal. Our Board of Directors, however, has failed to recognize this mandate from its owners.

          As earnings expectations of shareholders and professional investors are not being met, the proponent believes greater accountability is needed.

          Anti-takeover provisions are present which negate any need for three year terms for directors.

          It is significant that shareholders of Chase Manhattan received one year terms for their directors upon the merger with Chemical Bank.

          Occidental Petroleum, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprise, Westinghouse, are among many corporations replacing three year terms with the annual election of all directors.

          THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three year terms with one year terms for its directors:

          "We believe this is in the best interests of .... stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment .... will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board's membership and our policies and long-term strategic planning should not be affected."

          THESE ACTIONS INCREASED SHAREHOLDER VOTING RIGHTS BY 300% -- AND, AT NO COST TO THE SHAREHOLDERS.

          The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

          If you agree, please vote FOR this proposal. Your shares will be automatically voted "against" it if your proxy card is unmarked.

          Board of Directors Recommendation and Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS.

          As a result of last year's shareholder proposal to cause the annual election of directors, the Compensation and Organization Committee of the Board of Directors reviewed the proposal over a period of three meetings to consider KeyCorp's classified board structure. The Committee is comprised solely of independent outside directors. During the process, among other matters, the Committee consulted with outside advisors, evaluated the advantages and disadvantages of a staggered board, considered the prevalence of staggered boards at other organizations, and reviewed the responses of other public company boards to such proposals. After careful consideration, the Committee concluded that KeyCorp's classified board is in the best interests of KeyCorp and its shareholders, and the Committee subsequently recommended to the full Board of Directors that no action be taken this year to declassify the Board of Directors. For the reasons set forth below, the Board of Directors unanimously concurred with the Committee and respectfully declines to adopt the shareholder proposal. For the same reasons, the Board of Directors recommends a shareholder vote against this year's proposal.

          KeyCorp's Board of Directors is divided into three classes of directors, each of which serves for staggered three year terms. These staggered terms are an effort to balance two very important concerns, those being the need for shareholders to express their opinion about the Board's performance each year and the need for KeyCorp's directors to focus on KeyCorp's long-term success.

          The Board believes that KeyCorp's ability to succeed in producing long-term shareholder value requires long-term strategic planning, capital commitments and careful and consistent application of financial and other resources. The classified board gives KeyCorp a competitive advantage. The majority of the directors at any given time will have experience in and knowledge of the business and operations of KeyCorp.

          Election of directors by classes is a common practice that has been adopted by many companies and currently exists in 19 out of 25 major regional banks that comprise the S&P Major Regional Bank Index and in approximately 63 percent of the 500 companies comprising the 2000 Standard & Poor's Stock Price Index.

          In the opinion of KeyCorp's Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced individuals familiar with the corporation and its business will be on the board of directors at all times. A classified board of directors is also intended to prevent precipitous changes in the composition of the board and, thereby, serves to moderate corresponding precipitous changes in the corporation's policies, business strategies and operations. A classified board protects shareholder interests from coercive attempts from outsiders to gain control. As current newspaper headlines demonstrate, no company, regardless of its size, is immune to a take-over attempt. Board classification is intended to encourage any person seeking to acquire control of KeyCorp to initiate such an action through arm's-length negotiations with the Board of Directors so as to benefit KeyCorp's shareholders.

          This proposal requests the Board to take all steps necessary to cause annual elections of all directors. One of those steps would be to amend KeyCorp's Regulations. Under KeyCorp's Regulations, the provisions providing for a classified Board may only be amended, repealed or altered by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal unless such amendment, repeal, or alteration is recommended by two-thirds of the Board of Directors, in which case the amendment, repeal or alteration would require the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal. If this proposal is approved by the shareholders at this Annual Meeting and the Board of Directors were to determine to submit a repeal or amendment of the provisions in KeyCorp's Regulations providing for a classified Board to the shareholders for a vote at a future meeting, approval of the repeal or amendment would require the affirmative vote of three-quarters of KeyCorp's Common Shares unless two-thirds of the Board of Directors were to recommend approval of such repeal or amendment. A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

          Vote Required. Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

                                  ISSUE THREE

                              INDEPENDENT AUDITORS

     The Board of Directors of KeyCorp, acting upon the recommendation of its Audit and Risk Review Committee, has appointed Ernst & Young LLP as its independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2001. Ernst & Young LLP has conducted the annual audit of KeyCorp's financial statements since 1959. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

     A representative of Ernst & Young LLP will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

     Although shareholder approval of this appointment is not required by law or binding on the Board, the Board believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as KeyCorp's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

                               EXECUTIVE OFFICERS

     The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp's Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Messrs. Gillespie, Clutterbuck, and Meyer have employment agreements with KeyCorp.

     There are no family relationships among directors, nominees or executive officers. Other than Messrs. Clutterbuck, Rickert and Stevens, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

     Set forth below are the names and ages of the executive officers of KeyCorp as of February 1, 2001, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.

PATRICK V. AULETTA (50)

     1997 to present: President, Commercial Banking, KeyBank National Association; 1995-1997: Vice Chairman, KeyBank National Association. (1999)

*JAMES S. BINGAY (57)

     1999 to present: Senior Executive Vice President, KeyCorp; Previously, Executive Vice President, KeyCorp. (1990)

KEVIN M. BLAKELY (49)

     1995 to present: Executive Vice President, KeyCorp. (2000)

*ROBERT T. CLUTTERBUCK (50)

     Senior Executive Vice President, KeyCorp (effective March 15, 2001); 2000-2001: Executive Vice President, KeyCorp; 1998-2000: President, McDonald Investments Inc.; 1994-1998: President, McDonald & Company Investments, Inc.,
(2000)

GEORGE E. EMMONS, JR. (55)

     1996 to present: Executive Vice President, KeyBank National Association; 1994-1996: Senior Vice President, KeyBank National Association. (2000)

*ROBERT W. GILLESPIE (56)

     2001 to present: Chairman, KeyCorp; 1996-2001: Chairman and Chief Executive Officer, KeyCorp; 1995-1996: Chief Executive Officer and President, KeyCorp.
(1981)

LINDA A. GRANDSTAFF (47)

     1995 to present: Executive Vice President, KeyBank National Association.
(1999)

KAREN R. HAEFLING (46)

     1997 to present: Executive Vice President, KeyBank National Association; 1995-1997: Senior Vice President, KeyBank National Association. (1999)

R. B. HEISLER, JR. (52)

     1996 to present: Executive Vice President, KeyCorp; 1995-1996: Chief Executive Officer and President, KeyBank National Association. (1996)

THOMAS E. HELFRICH (50)

     1995 to present: Executive Vice President, KeyCorp. (1995)

*LEE G. IRVING (52)

     1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp. (1986)

ROBERT G. JONES (44)

     1998 to present: Executive Vice President, KeyCorp; 1997-1998: President, Retail Banking, KeyBank National Association; Previously, Senior Vice President, KeyCorp. (1998)

*JACK L. KOPNISKY (44)

     2001 to present: Senior Executive Vice President, Consumer Banking, KeyCorp; 2000-2001: Executive Vice President, KeyCorp; 1998-1999: President, Retail Banking, KeyBank National Association; Previously, Chairman, Chief Executive Officer, and President, Key Investments Inc. (subsidiary of KeyCorp).
(1999)

*HENRY L. MEYER III (51)

     2001 to present: President and Chief Executive Officer, KeyCorp; 1999 to present: Chairman, Chief Executive Officer, and President, KeyBank National Association; 1997-2001: President and Chief Operating Officer, KeyCorp; 1996-1997: Vice Chairman of the Board and Chief Operating Officer, KeyCorp; 1995-1996: Senior Executive Vice President and Chief Operating Officer, KeyCorp.
(1987)

*ROBERT G. RICKERT (40)

     Executive Vice President, KeyCorp (effective March 15, 2001); 1998-2001:
Executive Vice President, KeyBank National Association; 1997-1998: Executive Vice President, Key Services Corporation (subsidiary of KeyCorp); 1997: Senior Vice President, Key Services Corporation; 1996-1997: Vice President, Key Services Corporation; 1991-1996: Product Manager, International Business Machines Corporation (information technology). (2000)

*K. BRENT SOMERS (52)

     1996 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp. (1996)

*THOMAS C. STEVENS (51)

     2001 to present: Vice Chairman, Chief Administrative Officer, and Secretary; 1997-2001: Senior Executive Vice President, General Counsel and Secretary, KeyCorp; 1996-1997: Executive Vice President, General Counsel and Secretary, KeyCorp; 1991-1996: Managing Partner, Thompson Hine & Flory LLP (law
firm). (1996)
---------------

* Each of these persons is an "executive officer" for purposes of Item 401(b) of Securities and Exchange Commission Regulation S-K.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to the individual who served as KeyCorp's Chief Executive Officer during 2000 and each of the remaining five highest paid executive officers of KeyCorp at December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                      ------------------------------------------   -------------------------------
                                                                                         AWARDS           PAYOUTS
                                                                                   -------------------   ---------
                                                                                       SECURITIES        LONG-TERM
                                                                  OTHER ANNUAL         UNDERLYING        INCENTIVE
 NAME AND PRINCIPAL POSITION   YEAR    SALARY       BONUS        COMPENSATION(5)     OPTIONS/SARS(#)      PAYOUTS
 ---------------------------   ----    ------       -----        ---------------     ---------------     ---------
Robert W. Gillespie            2000   $990,000    $1,012,500              --             400,000                0
  Chairman of the Board        1999    990,000     1,012,500              --             320,000          458,439(6)
                               1998    967,500     1,100,000              --             343,200          390,939(6)

Henry L. Meyer III             2000    687,501       526,500              --             200,000                0
  President and                1999    637,501       526,500              --             160,000          296,992(6)
  Chief Executive Officer      1998    587,501       600,000              --              80,000          231,729(6)

Thomas C. Stevens              2000    436,250       285,000              --              50,000                0
  Vice Chairman, Chief         1999    420,000       275,000              --              50,000          177,562(6)
  Administrative Officer, and  1998    405,000       355,000                              50,000          144,330(6)
  Secretary

Robert T. Clutterbuck          2000    175,000     1,425,000              --             161,000                0
  Senior Executive Vice        1999    175,000     1,325,000(3)           --              65,264                0
  President                    1998     41,927(2)          0              --             191,391                0

K. Brent Somers                2000    446,875       300,000              --              50,000                0
  Senior Executive Vice        1999    437,500       275,000              --              50,000          188,642(6)
  President and Chief          1998    437,500       355,000              --              50,000          163,458(6)
  Financial Officer

William B. Summers, Jr.(1)     2000    200,000     1,400,000              --              20,000                0
  Executive Vice               1999    200,000     1,300,000(4)           --              65,264                0
  President                    1998     44,792(2)          0              --             180,791                0

                                  ALL OTHER
                                 COMPENSATION
                               ----------------

 NAME AND PRINCIPAL POSITION
 ---------------------------
Robert W. Gillespie                 $181,265(7)
  Chairman of the Board             $207,624
                                     168,124
Henry L. Meyer III                    98,485(8)
  President and                      112,818
  Chief Executive Officer             93,216

Thomas C. Stevens                     58,946(9)
  Vice Chairman, Chief                69,111
  Administrative Officer, and         63,840
  Secretary

Robert T. Clutterbuck              1,018,170(10)
  Senior Executive Vice               63,375
  President                                0

K. Brent Somers                       62,378(11)
  Senior Executive Vice               70,439
  President and Chief                 68,405
  Financial Officer

William B. Summers, Jr.(1)         1,094,511(12)
  Executive Vice                     134,250
  President                                0

---------------

 (1) Mr. Summers ceased to be an executive officer of KeyCorp on December 31, 2000.

 (2) Messrs. Clutterbuck and Summers commenced employment at KeyCorp on October 23, 1998.

 (3) Awarded pursuant to employment agreement between KeyCorp and Mr. Clutterbuck described on pages 22-24 of the Proxy Statement.

 (4) Awarded pursuant to employment agreement between KeyCorp and Mr. Summers which is described on pages 24-25 of the Proxy Statement.

 (5) Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

 (6) Amounts awarded under the KeyCorp Long Term Cash Incentive Compensation Plan for the three year cycle ending in the respective fiscal years, whether paid in cash or deferred.

 (7) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $141,263 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, the KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral
     Plan); $29,802 (universal life insurance premiums).

 (8) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $75,634 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, the KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral Plan); $12,651 (universal life insurance premiums).

 (9) $10,200 (amount contributed under KeyCorp 401(k) Savings Plan); $38,625 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan, KeyCorp Deferred Compensation Plan, and KeyCorp Automatic Deferral Plan); $10,121 (universal life insurance premiums).

(10) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $123,225 (amounts contributed under the KeyCorp Deferred Compensation Plan and KeyCorp Automatic Deferral Plan); $4,745 (universal life insurance premiums), $880,000 (retention cash payment in connection with KeyCorp's acquisition of McDonald Investments, Inc.).

(11) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $40,612 (amounts contributed under the KeyCorp Excess 401(k) Savings Plan and KeyCorp Automatic Deferral Plan); $11,566 (universal life insurance premiums).

(12) $10,200 (amount contributed under the KeyCorp 401(k) Savings Plan); $198,000 (amount contributed under the KeyCorp Deferred Compensation Plan); $6,311 (universal life insurance premiums), $880,000 (retention cash payment in connection with KeyCorp's acquisition of McDonald Investments, Inc.).

     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 2000, to each of the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                             -------------------------------------------------------------      VALUE AT ASSUMED ANNUAL
                               NUMBER OF          % OF TOTAL                                     RATES OF STOCK PRICE
                               SECURITIES          OPTIONS         EXERCISE                    APPRECIATION FOR TEN YEAR
                               UNDERLYING         GRANTED TO       OR BASE                            OPTION TERM
                                OPTIONS           EMPLOYEES         PRICE       EXPIRATION     -------------------------
          NAME               GRANTED(#)(1)      IN FISCAL YEAR      ($/SH)         DATE            5%            10%
          ----               -------------      --------------     --------     ----------     ----------     ----------
Robert W. Gillespie             200,000              2.2%          $21.250      01/18/2010     $2,672,802     $6,773,405
                                200,000              2.2%           22.938      11/15/2010      2,885,054      7,311,294
Henry L. Meyer III              100,000              1.1%           21.250      01/18/2010      1,336,401      3,386,703
                                100,000              1.1%           22.938      11/15/2010      1,442,527      3,655,647
Thomas C. Stevens                50,000              0.5%           21.250      01/18/2010        668,201      1,693,351
Robert T. Clutterbuck            20,000              0.2%           21.250      01/18/2010        267,280        677,341
                                141,000              1.5%           23.000      09/20/2010      2,039,505      5,168,507
K. Brent Somers                  50,000              0.5%           21.250      01/18/2010        668,201      1,693,351
William B. Summers               20,000              0.2%           21.250      01/18/2010        267,280        677,341

---------------

(1) Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options.

     Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 2000, by the executive officers named in the Summary Compensation Table, and the value of such officers' unexercised stock options as of December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                           OPTIONS/              IN-THE-MONEY OPTIONS/
                                      SHARES                          SARS AT FY-END (#)           SARS AT FY-END($)
                                   ACQUIRED ON        VALUE              EXERCISABLE/                EXERCISABLE/
              NAME                 EXERCISE (#)      REALIZED           UNEXERCISABLE              UNEXERCISABLE(1)
              ----                 ------------      --------       ----------------------       ---------------------
Robert W. Gillespie                   50,000         $318,750          942,250/770,950           $10,372,500/2,362,500
Henry L. Meyer III                    32,000          425,000          605,582/284,418             6,072,500/1,181,250
Thomas C. Stevens                          0                0           88,916/101,084                 338,750/337,500
Robert T. Clutterbuck                 15,440          204,269          108,690/308,965                  55,544/840,000
K. Brent Somers                            0                0          148,916/101,084                 968,750/337,500
William B. Summers                         0                0          172,290/167,965               1,454,744/135,000

---------------

(1) Based on a December 31, 2000 mean between high and low prices for KeyCorp Common Shares which equaled $27.875.

     Long Term Incentive Compensation. In 1998, KeyCorp's Compensation and Organization Committee established a new Long Term Incentive Plan to replace the existing long term plan for compensation cycles beginning in 1998 and thereafter. The Long Term Incentive Plan has a four year compensation cycle which will start every other year. In January 2000 the Committee selected participants in the Long Term Incentive Plan for the 2000-2003 four-year compensation period. Messrs. Gillespie, Meyer, Stevens and Somers were included as participants. The Committee has determined objective criteria by which KeyCorp's financial performance should be judged and distributions under the Plan should be made. These criteria were based on the Committee's judgment of a range of average return on common equity and cumulative earnings per share growth that would warrant satisfactory to excellent results for KeyCorp for the four-year compensation period. Based on KeyCorp's 2000 job grade market points (i.e., average salaries for executives in the marketplace in similar positions) upon which payments under the Plan will be based (which may change by the time the awards are actually determined), the officers in the Summary Compensation Table would be eligible to receive the following payments for the compensation period indicated. Based on an evaluation of the executive's individual performance over the four-year compensation period, the executive's amount will not be less than 70% nor more than 130% of the amount determined by applying the financial performance criteria under the Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                ESTIMATED FUTURE PAYOUTS UNDER
                                                                  NON-STOCK PRICE-BASED PLANS
                                            PERFORMANCE       -----------------------------------
                 NAME                         PERIOD          THRESHOLD     TARGET      MAXIMUM
                 ----                    -----------------    ---------    --------    ----------
Robert W. Gillespie                          2000-2003        $135,000     $540,000    $1,350,000
Henry L. Meyer III                           2000-2003          87,750      351,000       877,500
Thomas C. Stevens                            2000-2003          54,625      218,500       546,250
Robert T. Clutterbuck                    Not a participant
K. Brent Somers                              2000-2003          54,625      218,500       546,250
William B. Summers                       Not a participant

     Messrs. Gillespie, Meyer, Stevens and Somers are participants in the Long Term Incentive Plan for the 1998-2001 compensation period. No payments under the Plan were made for the year 2000.

     Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the "Pension Plan"). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant's years of vesting service and Pension Plan compensation. Additionally, participants who attained age 50 with 15 years of vesting service as of December 31, 1994 are also entitled, under the terms of the Pension Plan, to elect to receive either a grandfathered pension benefit or the cash balance benefit. Mr. Gillespie is the only executive appearing in the Summary Compensation Table on page 16, who is eligible under the Pension Plan to elect to receive either a grandfathered pension benefit or cash balance Pension Plan benefit.

     In addition to the Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan ("Excess Plan"). The Excess Plan credits Excess Plan participants with the cash balance Pension Plan benefit that would have accrued to the participant "but for" the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. Messrs. Stevens, Clutterbuck, Somers, and Summers participate in the Excess Plan.

     Certain officers (including Messrs. Gillespie and Meyer) participate in the KeyCorp Supplemental Retirement Plan ("Supplemental Retirement Plan"). The Supplemental Retirement Plan provides Plan participants with a Plan benefit which equals up to 63% of the participant's "final average compensation" when combined with the participant's Pension Plan benefit and age 65 social security benefit.

     For purposes of the Supplemental Retirement Plan the term "final average compensation" includes the participant's average annual compensation for the highest five consecutive years during the participant's last ten years of employment plus the highest five incentive compensation awards granted to the participant during the ten year period preceding the participant's retirement or termination date.

     The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and Supplemental Retirement Plan to participants who (1) have such benefits under the Pension Plan and Excess Plan or Supplemental Retirement Plan, (2) attain Social Security retirement age as of December 31, 2000, and (3) elect to receive a single life annuity benefit payment. The benefits are not subject to any reduction for social security or other offset.

                                RETIREMENT PLAN

                               ESTIMATED ANNUAL RETIREMENT BENEFITS
                              WITH INDICATED YEARS OF PARTICIPATION
AVERAGE COVERED   --------------------------------------------------------------
 REMUNERATION         15           20           25           30           35
---------------   ----------   ----------   ----------   ----------   ----------
  $  400,000      $  191,211   $  211,211   $  231,211   $  241,211   $  251,211
     600,000         287,211      317,211      347,211      362,211      377,211
     800,000         383,211      423,211      463,211      483,211      503,211
   1,000,000         479,211      529,211      579,211      604,211      629,211
   1,200,000         575,211      635,211      695,211      725,211      755,211
   1,400,000         671,211      741,211      811,211      846,211      881,211
   1,600,000         767,211      847,211      927,211      967,211    1,007,211
   1,800,000         863,211      953,211    1,043,211    1,088,211    1,133,211
   2,000,000         959,211    1,059,211    1,159,211    1,209,211    1,259,211
   2,400,000       1,151,211    1,271,211    1,391,211    1,451,211    1,511,211
   2,600,000       1,247,211    1,377,211    1,507,211    1,572,211    1,637,211

     Compensation for purposes of computing benefits under the Pension Plan and Excess Plan is total base pay and incentive compensation paid during a calendar year, including amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options or receipt of non-cash remuneration that is included in the participant's income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, "all other compensation," and "other annual compensation." Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The Excess Plan requires 5 years of service and the attainment of age 55 for vesting purposes. The Supplemental Retirement Plan requires 10 years of service and the attainment of age 55 for vesting purposes. Messrs. Gillespie, Meyer, Stevens, Clutterbuck, Somers, and Summers were credited under the excess or supplemental plans with 31, 27, 4, 2, 4, and 2 years service, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     KeyCorp's directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2000.

                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     KeyCorp is a party to employment agreements with Messrs. Gillespie, Meyer, Clutterbuck, and Summers and to change of control agreements with 30 of its senior officers.

     Employment Agreement With Mr. Gillespie. KeyCorp and Mr. Gillespie are parties to an employment agreement pursuant to which Mr. Gillespie previously served as Keycorp's Chief Executive Officer as well as its Chairman of the Board and pursuant to which he is to be employed by KeyCorp as Chairman of the Board through the 2001 Annual Meeting. Under the employment agreement, Mr. Gillespie is to be paid a base salary of not less than $840,000 per year and is entitled to participate in all KeyCorp executive incentive compensation plans including KeyCorp's short and long term incentive compensation plans. As previously announced, Mr. Gillespie intends to retire on May 17, 2001, immediately after the Annual Meeting and will thereafter cease to be Chairman of the Board. Assuming that, as intended, Mr. Gillespie remains in the employ of KeyCorp through that date and then retires, the employment agreement provides for an additional two years of compensation and benefits to Mr. Gillespie through May 31, 2003, for a supplemental retirement benefit in an amount sufficient to provide Mr. Gillespie the same aggregate benefit that he would have received if he had continued in the employ of KeyCorp through his 65th birthday (by eliminating any reduction because he started receiving benefits before his 65th birthday and giving him credit for additional years of service for the period after his termination date and before his 65th birthday) and for the continued provision of a furnished office, amenities, and secretarial support, appropriate to his status as the former Chairman of the Board and Chief Executive Officer, through May 31, 2007.

     Under the employment agreement, Mr. Gillespie is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity; to payment of certain legal fees incurred in enforcing his rights under his employment agreement; to ancillary benefits incident to the performance of his duties under that agreement; and to a special supplemental death benefit if he dies while employed by KeyCorp and he is survived by his wife. The special supplemental death benefit, if payable, would consist of monthly installments to Mr. Gillespie's wife (or to her estate) for her life or, if longer, through the 15th anniversary of Mr. Gillespie's death. Each monthly payment would be in an amount that, when added to the monthly survivor benefits, if any, payable to Mr. Gillespie's wife under all KeyCorp retirement plans, equals one third of Mr. Gillespie's monthly compensation (base salary and incentive compensation).

     Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement pursuant to which Mr. Meyer is to be employed by KeyCorp as its President and Chief Executive Officer (and, effective immediately after the 2001 Annual Meeting, as Chairman of the Board) for a constantly renewing three year term at a base salary of not less than $825,000 per annum plus full participation in all incentive and other compensatory plans available generally to KeyCorp's executive officers. If Mr. Meyer's employment is terminated by KeyCorp without cause, he is to be paid an amount equal to three times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, and he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans and continuing medical, disability, and group term life insurance coverage, all through the third anniversary of the termination.

     Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all executive officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan applicable to executive officers of KeyCorp generally, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a "change of control," as defined in the employment agreement, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is applicable to executive officers of the surviving entity generally, the annual incentive compensation paid to him during the two year period immediately following the change of control is less than his average annual incentive compensation before the change of control, the equity compensation opportunities provided to him during that same two year period are reduced from the equity compensation opportunities provided to him before the change of control, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, he determines in good faith that as a result of the change of control, he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.

     Under the employment agreement, KeyCorp will have "cause" to terminate Mr. Meyer's employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have "cause" to terminate Mr. Meyer's employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

     If any amount of compensation otherwise payable to Mr. Meyer as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year, that amount of compensation will be so deferred until the earlier of the first date on which the compensation can be paid without disallowance of the deduction to KeyCorp or April 15 of the year immediately following the year in which Mr. Meyer ceases to be a covered employee of KeyCorp. Upon payment of any such deferred amounts of compensation, KeyCorp will pay to Mr. Meyer an additional amount for interest on the deferred amounts.

     Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement. The employment agreement also provides that, upon any termination of Mr. Meyer's employment before he attains age 55, other than a termination before he attains age 55 either by KeyCorp for cause or by his own voluntary resignation, Mr. Meyer's rights in KeyCorp's supplemental retirement plan will be fully vested.

     Agreement with Mr. Clutterbuck. KeyCorp and Mr. Clutterbuck are parties to an employment agreement extending until December 31, 2003, renewable through December 31, 2004, and pursuant to which Mr. Clutterbuck serves as the Chairman and Chief Executive Officer of Key Capital Partners and the Chief Executive Officer of McDonald Investments Inc. and also serves on KeyCorp's Management Committee.

     Pursuant to the terms of the employment agreement, Mr. Clutterbuck receives an annual salary of $200,000 in 2000 and no less than $200,000 in 2001 and each subsequent year during the term of the agreement. The employment agreement provides that Mr. Clutterbuck will receive an annual bonus of no less that $1,300,000 for 2000 and that the sum of Mr. Clutterbuck's annual salary and annual bonus will not be less than $1,533,333 for 2001 and each subsequent year during the term of the agreement. In addition, Mr. Clutterbuck received a retention award in connection with KeyCorp's 1998 acquisition of McDonald & Company Investments, Inc. consisting of $2,200,000 in cash payments and non-qualified stock options to acquire 241,055 KeyCorp Common Shares. These retention payments and options become payable and exercisable over a period of five years ending in 2003. Pursuant to the employment agreement, Mr. Clutterbuck also received an option to acquire 141,000 KeyCorp Common Shares in 2000 in connection with the execution of the agreement. The employment agreement entitles Mr. Clutterbuck to participate in welfare and retirement benefit plans which are generally no less favorable, in the aggregate, than the plans in which he was entitled to participate before entering into the agreement.

     The employment agreement further provides that, upon termination of Mr. Clutterbuck's employment by KeyCorp other than for cause or by Mr. Clutterbuck for good reason, he will be entitled to a lump-sum cash payment equal to the sum of (i) his unpaid annual salary through the date of termination, (ii) a pro rata annual bonus (based on his three year average annual bonus) for the portion of the calendar year prior to the date of termination, (iii) any unpaid bonus for a prior year, and (iv) an amount equal to the product of (a) the number of years (including fractions) from the date of termination until the end of the term of the employment agreement and (b) the sum of his annual salary and the average annual bonus. Further, upon termination of Mr. Clutterbuck's employment by KeyCorp other than for cause or by Mr. Clutterbuck for good reason, Mr. Clutterbuck's unpaid retention payments and unvested retention options will become fully payable and exercisable, and Mr. Clutterbuck will be entitled to continuing health and welfare benefits until the end of the agreement's term, retiree medical benefits if he has attained age 50 by the date of termination, and vesting of all deferred compensation if termination occurs before October 24, 2003. Under the employment agreement, "cause" generally will exist if Mr. Clutterbuck commits a felony, continually and willfully fails (after written notice) to perform substantially his duties with Key Capital Partners, engages in gross misconduct which is materially and demonstrably injurious to Key Capital Partners or KeyCorp, discloses confidential information concerning or competes with KeyCorp, or engages in conduct that results in the permanent loss of his professional license or disqualification from serving in the capacities contemplated by the employment agreement. Mr. Clutterbuck generally may terminate the employment agreement for "good reason" if KeyCorp detrimentally alters or fails to comply with the terms of the employment agreement as they relate to Mr. Clutterbuck's position, reporting, or responsibilities, KeyCorp fails to comply with the compensation and benefit arrangements set forth in the employment agreement, KeyCorp takes certain actions that detrimentally affect the size of Key Capital Partners or the scope of products and services provided by Key Capital Partners, Mr. Clutterbuck's principal place of employment is relocated outside the Cleveland metropolitan area, KeyCorp fails to obtain an assumption agreement reasonably satisfactory to Mr. Clutterbuck from a successor to KeyCorp or purchaser of Mr. Clutterbuck's line of business, or Mr. Clutterbuck's employment is terminated other than in accordance with the employment agreement.

     If any amount of compensation otherwise payable to Mr. Clutterbuck as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year, that amount of compensation will be deferred pursuant to the terms of the KeyCorp Deferred Compensation Plan as in effect from time to time. Under the KeyCorp

Deferred Compensation Plan, a plan participant is entitled to elect certain payment and investment options on a bookkeeping basis.

     Under the employment agreement, Mr. Clutterbuck is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Mr. Clutterbuck is also a party to a change of control agreement (as described below) with KeyCorp. In the event Mr. Clutterbuck's employment is terminated under circumstances giving rise on his part to receiving continuing compensation, separation pay, or severance benefits under both his employment agreement and the change of control agreement, Mr. Clutterbuck may elect which agreement will apply, but not both.

     Agreement with Mr. Summers. KeyCorp and Mr. Summers are parties to an employment agreement extending until October 23, 2003, under which Mr. Summers serves as the Chairman of McDonald Investments Inc.

     Pursuant to the terms of the employment agreement, Mr. Summers was entitled to a salary of $200,000 and a bonus of no less than $1,300,000 for 2000. The employment agreement provides that Mr. Summers will receive an annual salary of $1,600,000 in 2001 and each subsequent year during the term of the agreement, but does not entitle Mr. Summers to an annual bonus for those years. In addition, Mr. Summers received a retention award in connection with KeyCorp's 1998 acquisition of McDonald & Company Investments, Inc. consisting of $2,200,000 in cash payments and non-qualified stock options to acquire 241,055 KeyCorp Common Shares. These retention payments and options become payable and exercisable over a period of five years ending in 2003. The employment agreement also entitles Mr. Summers to participate in welfare and retirement benefit plans which are generally no less favorable, in the aggregate, than the plans in which he was entitled to participate before entering into the agreement.

     The employment agreement further provides that, upon termination of Mr. Summers' employment by KeyCorp other than for cause, by Mr. Summers for good reason, or by Mr. Summers in his sole discretion after January 18, 2003, he will be entitled to a lump-sum cash payment equal to the sum of (i) his unpaid annual salary through the date of termination, (ii) any unpaid bonus for 2000, and
(iii) his foregone annual salary through the term of the agreement in an amount equal to the product of (a) the number of years (including fractions) from the date of termination until October 23, 2003 and (b) $1,600,000. Further, in those same circumstances, Mr. Summers' unpaid retention payments and unvested retention options will become fully payable and exercisable, and Mr. Summers will be entitled to continuing health and welfare benefits until October 23, 2003, retiree medical benefits, and vesting of all deferred compensation. Under the employment agreement, "cause" generally will exist if Mr. Summers commits a felony, engages in gross misconduct which is materially and demonstrably injurious to McDonald Investments or KeyCorp, discloses confidential information concerning or competes with KeyCorp, or engages in conduct that results in the permanent loss of his professional license or disqualification from serving in the capacity contemplated by the employment agreement. Mr. Summers generally may terminate the employment agreement for "good reason" if Mr. Summers' principal place of employment is relocated outside the Cleveland metropolitan area, KeyCorp fails to obtain an assumption agreement reasonably satisfactory to Mr. Summers from a successor to

KeyCorp or purchaser of McDonald Investments, or Mr. Summers' employment is terminated other than in accordance with the employment agreement.

     If a "change of control" (as defined in the employment agreement) occurs while Mr. Summers is employed under the employment agreement, Mr. Summers may terminate his employment in his sole discretion within two years after the change of control and generally receive the same payments and benefits upon termination to which he would have been entitled had he terminated his employment for good reason at that time, except that payment for his foregone annual salary from the date of termination through the term of the agreement will be equal to the greater of (i) $1,600,000 or (ii) the amount Mr. Summers would have received for foregone annual salary had he terminated his employment for good reason at that time.

     If any amount of compensation otherwise payable to Mr. Summers as earned would not be deductible by KeyCorp by reason of the disallowance rules of
Section 162(m) of the Internal Revenue Code but would be deductible if it were deferred until a later year, that amount of compensation will be deferred pursuant to the terms of the KeyCorp Deferred Compensation Plan as in effect from time to time. The employment agreement also entitles Mr. Summers to defer voluntarily up to 75% of his annual salary under this plan. Under the KeyCorp Deferred Compensation Plan, a plan participant is entitled to elect certain payment and investment options on a bookkeeping basis.

     Under the employment agreement, Mr. Summers is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

     Change of Control Agreements. KeyCorp is a party to change of control agreements with 30 of its senior officers (including Messrs. Stevens, Clutterbuck, and Somers) which provide in most cases that if, at any time within two years after the occurrence of a change of control, the officer's employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer's base salary, incentive compensation or stock option opportunity is reduced or relocation is made a condition of the officer's employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to three years' compensation (base salary and average incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of thirty-six months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to one and one half years' compensation (base salary and average incentive compensation) if, at any time before the executive's resignation, (a) the executive determines in good faith that the executive's position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive's reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (b) the headquarters that was the executive's principal place of employment before the change of control (whether KeyCorp's headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, "cause" includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

     Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

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

                    COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     KeyCorp's Board of Directors has delegated to its Compensation and Organization Committee (the "Committee") responsibility for executive compensation.

BACKGROUND ON OVERALL PROGRAM

     In designing KeyCorp's executive compensation program, KeyCorp and the Committee concluded that the program should:

          - Operate as a primary motivator in driving executive decisions and activities to enhance shareholder value.

          - Pay total compensation that is commensurate with KeyCorp's performance as compared with other comparable financial institutions.

          - Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned on the attainment of challenging objectives.

          - Permit KeyCorp to attract, retain, and motivate the best available executive talent by providing competitive pay opportunities.

          - Serve to retain high performing individuals by designing appropriate retention devices and providing deferred compensation opportunities.

          - Encourage substantial share ownership by executives.

     The executive compensation program -- including the establishment of job grades, salary ranges and market points (the approximate average salary for executives in similar jobs in the marketplace), and the assignment of senior executives to job grades based upon their responsibilities -- was designed and implemented with the aid of an independent outside executive compensation consultant. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.

     Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp's compensation for executives will be positioned at the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. The Committee each year identifies the companies to be included in the peer group. The 2000 peer group included 12 bank holding companies that, in the Committee's judgment, have similar characteristics as KeyCorp. The 2000 peer group is identified in the paragraph above the stock performance graph on page 34 of the Proxy Statement.

     KeyCorp has also established stock ownership guidelines for its senior executives which specify that KeyCorp's Chief Executive Officer and KeyCorp's President should own KeyCorp Common Shares with a value equal to at least five times in the case of the Chief Executive Officer, and three times in the case of the President, their respective annual salaries, senior executives on KeyCorp's Management Committee (which includes Messrs. Stevens, Clutterbuck and Somers) should own KeyCorp Common Shares with a value equal to at least two times their salary, and all other senior executives participating in KeyCorp's long term incentive compensation plan should own KeyCorp Common Shares with a value at least equal to their salary. Newly hired executives and executives whose stock ownership did not meet the guidelines at the time established have a reasonable period of time to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include shares actually owned by the executive as well as phantom shares owned under KeyCorp's Excess 401(k) Savings Plan and deferred compensation plans. At December 31, 2000, the senior executives covered by KeyCorp's stock ownership guidelines owned, in the aggregate, 261% of the KeyCorp Common Shares specified by the guidelines.

     The Committee on a regular basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to determine whether that major element is competitive in the marketplace and effective in incenting desired performance behavior. In order to assist with these periodic reviews, the Committee generally retains an independent outside executive compensation consultant.

2000 COMPENSATION

     Adjustments to an individual executive's salary are considered annually using competitive market comparisons and considering the executive's contribution to KeyCorp's success and accomplishment of individual and unit goals. The Committee has determined that KeyCorp will be better able to motivate executives to achieve superior financial performance if a relatively large portion of senior executive compensation is "at risk", i.e. subject to incentive compensation plans. Consistent with this approach, annual salary adjustments in 2000 for senior executives as a group averaged approximately four per cent a large portion of which was directed to individuals who were recently promoted, received new job responsibilities or were in so-called "hot" areas such as technology or e-commerce.

     "At risk" incentive compensation is designed to provide KeyCorp's senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp's performance is poorer than performance of peer companies and to provide superior total compensation when performance is superior to the performance of such companies. KeyCorp maintains both short term incentive compensation plans focused primarily on annual operating performance and long term incentive compensation plans aimed at consistent achievement of financial objectives over a multi-year performance cycle.

     Generally speaking, the senior corporate officers of KeyCorp (including Messrs. Gillespie, Meyer, Stevens and Somers) participate in the annual incentive compensation plan described in the next paragraph. There are also various short term incentive compensation plans or arrangements for the different lines of business within KeyCorp. The performance metrics for these line of business plans are formulated based primarily upon individual line of business operating plans and objectives. In the case of senior line of business officers (including Messrs. Clutterbuck and Summers), their annual incentive compensation is based upon a combination of the Corporation's overall performance (as discussed in the next paragraph) and the performance of their respective lines of business.

     Under KeyCorp's annual incentive compensation plan as in effect for 2000, the Committee, at the beginning of the year, selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are adjusted annually to incent specific performance behavior designed to achieve the Corporation's operating plan for the year. For 2000, the Committee selected two factors: core earnings per share growth (with a 60% weighting) and return on equity (with a 40% weighting). For each factor, a threshold, target and maximum performance goal is established. In establishing the target the Committee considers KeyCorp's operating plan for the current year, the outlook for the industry and the peer group, and the median performance of the peer companies with respect to that factor during the preceding 3 and 5 year periods. At the conclusion of the year, KeyCorp's actual performance on each of the factors is determined with the threshold being 50%, the target being 100%, and the maximum being 200%. If the threshold is not achieved for a factor, zero is assigned to that factor. Based on all the factors, a target pool percentage is mathematically established between 0% and 200%. The Committee has the discretion to increase or decrease the mathematically determined percentage by 20 basis points. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specific percentage (ranging from 15% to 125%) of the market point of the officer's job grade (for example, if an officer is in job grade 86, 25% of such officer's salary market point would be included in the target pool). Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer's performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer may receive no incentive compensation in any given year and the plan does not restrict the maximum incentive award that may be paid to an individual participant so long as it is within the actual pool of incentive compensation available for distribution for the year.

     Based on the factors specified by the plan and utilizing the discretion authorized by the plan, the Committee set the target pool percentage for 2000 at 90%. In the Committee's view, KeyCorp was impacted by industry-wide trends including: an increasing interest rate environment through most of the year, a competitive loan market, market-induced softness in certain capital markets businesses, and increasing credit costs. While KeyCorp failed to achieve its 2000 profit plan, based on core earnings growth, KeyCorp appeared to perform better than the peer group median financial performance. In addition, the Committee favorably noted that management had successfully implemented its strategic plan to exit the credit card business, that management had made substantial progress in the continued integration of the McDonald and Key businesses and operations, and that management had devoted considerable effort in implementing substantial productivity improvements during 2000, with the bulk of the savings to come in future periods.

     KeyCorp has a long term incentive compensation plan under which the Committee establishes objective criteria to judge KeyCorp's financial performance over a four year cycle. A new four year cycle commences every other year, which means that there is a payout under the plan every other year. A new four year cycle commenced in 2000, but there was no cycle ending in 2000. The criteria selected by the Committee for the 2000-2003 four year cycle were cumulative reported earnings per share and average return on equity. The maximum payout under the plan (250% of target) would be realized if KeyCorp achieved over the four year period annual earnings per share growth of approximately 12.5% and an average return on equity of 20%. An individual executive's target is either 40%, 50% or 60% of the market point of such officer's job grade.

     The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if stock options are awarded to senior executives. The Committee determines the stock option policies and makes the actual grants of options. It is the Committee's policy not to reprice options. The options awarded are non-qualified options except that, for senior executives, the Committee grants incentive stock options up to the maximum limit prescribed by the Internal Revenue Code, with any balance of options awarded being non-qualified.

     In general, the number of options granted to an executive is based on the executive's job grade. During 2000, the Committee, with the assistance of an independent outside executive compensation consultant, reviewed market data as to a competitive number of options to be awarded at each job grade level and the Committee adjusted (either immediately or effective 2001) the target level of options at each job grade level.

     With respect to Messrs. Gillespie and Meyer and certain senior executives reporting directly to them, the Committee has determined that options covering a specific number of shares of KeyCorp should be granted based on the job position. For other executives the Committee has established a threshold, target, and maximum number of shares to be covered by options for each job grade. Within these guidelines, the Committee bases grants of stock options on management's recommendation and other factors the Committee deems relevant.

     The aggregate number and vesting terms of options may vary depending on the Committee's judgment of the best form of long term motivation appropriate under the particular circumstances. For 2000, the Committee continued its policy initially established for regular option grants in 1996, namely, options vest one-third each year, resulting in full vesting after three years. In 2000, 1,061 executives of KeyCorp (including Messrs. Gillespie, Meyer, Stevens, Clutterbuck, Somers and Summers) were awarded options covering 4,989,900 KeyCorp Common Shares.

     In addition to the regular option awards for executives discussed above, KeyCorp has other option programs -- some of which are recurring and others are special programs. On an annual basis, KeyCorp grants options to employees in job grades 81 (80 commencing in 2001) through 83 identified as higher performers and/or future leaders of the organization. Under this program, in 2000, 2,837 of these employees received options covering a total of 1,656,630 KeyCorp Common Shares. KeyCorp also periodically awards so-called "business impact options" to individually selected officers. Half of these options are designed to retain employees by having a 3-year cliff vesting and the other half will vest upon achievement of a specified performance test. During 2000, the Committee awarded 57 officers "business impact options" covering 1,976,500 KeyCorp Common Shares. Also, in 2000, the Committee made a broad based employee stock option grant to support KeyCorp's productivity improvement initiatives. These options were granted to all employees in job grade 83 and below, with each full-time employee receiving an option for either 100, 150, or 200 shares depending upon the employee's job grade. 2,705,825 options were awarded in this broad based grant.

     Salary adjustments for senior executives of KeyCorp, the annual and long term incentive compensation payments to such executives, and the grant of stock options are based upon the above methodology. In the case of executives with employment contracts, the same methodology is applied subject to compliance with salary and bonus minimums specified in such contracts. In the case of executives other than Messrs. Gillespie and Meyer, the Committee also solicited from Messrs. Gillespie and Meyer an evaluation of such executive's performance and a compensation recommendation, which evaluation and recommendation are additional factors considered by the Committee, in its sole discretion, in applying the above methodology.

     Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. (For example, any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit). KeyCorp's short term and long term incentive compensation plans provide that the Committee, in its sole discretion, has the authority to require deferral of payment of all or a portion of awards under any such plan if the Committee determines that KeyCorp would be denied a deduction for federal income tax purposes for such award or the portion thereof.

     Mr. Gillespie is subject to an employment agreement with KeyCorp (see pages 20-21 of this Proxy Statement).

     Mr. Gillespie last received a base salary increase effective April 1, 1998. Mr. Gillespie received no base salary increase in 2000. As in the case of other senior executives, Mr. Gillespie is a participant in KeyCorp's annual incentive compensation plan. Under the annual incentive plan, Mr. Gillespie's target bonus for 2000 was $1,125,000. The Committee determined that Mr. Gillespie's annual incentive award should be $1,012,500 (i.e. 90% of target). In establishing the annual incentive amount for Mr. Gillespie, the Committee considered (i) the annual incentive compensation paid to the chief executive officers of peer companies over the last four most recent years, and (ii) KeyCorp's 2000 performance which resulted in the target pool percentage under the annual incentive plan being fixed at 90% (see page 29 of this Proxy Statement). The Committee determined that Mr. Gillespie's personal performance in 2000 was consistent with that of KeyCorp as a whole, as discussed above at page 29 of this Proxy Statement.

Compensation and Organization Committee
Board of Directors
KeyCorp

       Cecil D. Andrus
       William G. Bares (Chair)
       Albert C. Bersticker
       Thomas A. Commes*
       Alexander M. Cutler

---------------

* Mr. Commes is retiring as a director as of the Annual Meeting. He was, however, a member of the Compensation and Organization Committee when it submitted the Report on Executive Compensation.

                                 AUDIT MATTERS

                                   AUDIT FEES

     Ernst & Young LLP billed KeyCorp in the aggregate $1,625,000 for fees for professional services rendered in connection with the audit of KeyCorp's annual financial statements for the year ended December 31, 2000 and reviews of financial statements included in KeyCorp's Forms 10-Q for 2000.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP billed KeyCorp in the aggregate $456,000 in 2000 for fees for professional services in connection with financial information systems design and implementation. These fees consist entirely of fees billed by the Ernst & Young LLP consulting group prior to its sale on May 27, 2000, to Cap Gemini S.A., a French public company.

                                 ALL OTHER FEES

     Ernst & Young LLP billed KeyCorp in the aggregate $3,567,000 for 2000 for fees other than fees for audit services and fees for services in connection with financial information systems design and implementation. Included in this amount are audit related fees of $2,720,000 relating to KeyCorp registration statements under the Securities Act of 1993, accounting consultations, comfort letters and consents and separate audits of KeyCorp subsidiaries and benefit plans.

                  AUDIT AND RISK REVIEW COMMITTEE INDEPENDENCE

     The members of KeyCorp's Audit and Risk Review Committee are independent (as independence is defined by the applicable provisions of the New York Stock Exchange listing standards).

                     AUDIT AND RISK REVIEW COMMITTEE REPORT

     The Audit and Risk Review Committee of the KeyCorp Board of Directors is composed of six outside directors and operates under a written charter adopted by the Board of Directors (Exhibit A). The Committee annually recommends to the Board of Directors, subject to shareholder ratification, the selection of KeyCorp's independent auditors.

     Management is responsible for KeyCorp's internal controls and financial reporting process. Ernst & Young LLP ("Ernst & Young"), KeyCorp's independent auditors, is responsible for performing an independent audit of KeyCorp's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to provide oversight to these processes.

     The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2000 ("Audited Financial Statements") with KeyCorp's management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young's provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young's independence.

     Based on the foregoing review and discussions and relying thereon, the Committee has recommended to KeyCorp's Board of Directors the inclusion of the Audited Financial Statements in KeyCorp's Annual Report for the year ended December 31, 2000 on Form 10-K, to be filed with the Securities and Exchange Commission.

The Audit and Risk Review Committee
Board of Directors
KeyCorp
       Dr. Carol A. Cartwright
       Charles R. Hogan
       Steven A. Minter
       Bill R. Sanford
       Dennis W. Sullivan (Chair)
       Peter G. Ten Eyck II

                        KEYCORP STOCK PRICE PERFORMANCE

     The following graph compares the stock price performance of KeyCorp's Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor's 500 Index and a peer group of twelve other major regional banks ("Peer Group"). The Peer Group is established annually by the Compensation and Organization Committee and consists of banks that the Committee determines to be most comparable to KeyCorp in asset size, type of business and other characteristics. The Compensation and Organization Committee may make adjustments to the Peer Group to take into account changes occurring in the industry or changes in a Peer Group member, such as a merger, acquisition, or a similar event concerning a Peer Group member. The members of the Peer Group did not change from last year and are Bank One Corporation, Comerica Incorporated, First Union Corporation, Firstar Corporation, FleetBoston Financial Corporation, Huntington Bancshares Incorporated, National City Corporation, PNC Bank Corp., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Company.

                  KEYCORP STOCK PERFORMANCE GRAPH* (1995-2000)
[PERFORMANCE GRAPH]

                                                         KEYCORP                   PEER GROUP                    S&P 500
                                                         -------                   ----------                    -------
12/31/95                                                   100                         100                         100
                                                           108                         106                         105
6/30/96                                                    109                         107                         110
                                                           125                         122                         114
12/31/96                                                   144                         135                         123
                                                           141                         140                         126
6/30/97                                                    162                         162                         148
                                                           186                         186                         159
12/31/97                                                   208                         204                         164
                                                           224                         230                         187
6/30/98                                                    212                         222                         193
                                                           173                         194                         174
12/31/98                                                   194                         228                         211
                                                           189                         213                         221
6/30/99                                                    197                         227                         237
                                                           160                         187                         222
12/31/99                                                   139                         174                         255
                                                           121                         177                         261
6/30/00                                                    114                         154                         254
                                                           166                         190                         252
12/31/00                                                   185                         209                         232

    * This stock price performance is not necessarily indicative of future price performance.

                    SHARE OWNERSHIP AND PHANTOM STOCK UNITS

     Five Percent Beneficial Ownership. To the best of KeyCorp's knowledge, no person owns more than 5% of the outstanding KeyCorp Common Shares.

     Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists current directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such current directors, nominees for director, and executive officers. The information provided is as of January 11, 2001.

                                                                                              TOTAL PHANTOM
                                     AMOUNT AND NATURE OF      PERCENT OF      PHANTOM       STOCK UNITS AND
                                     BENEFICIAL OWNERSHIP    COMMON SHARES      STOCK      BENEFICIAL OWNERSHIP
               NAME                  OF COMMON SHARES(3)     OUTSTANDING(4)    UNITS(5)      OF COMMON SHARES
               ----                  --------------------    --------------    --------    --------------------
Cecil D. Andrus....................          41,800                --               --             41,800
William G. Bares...................          57,600                --           21,062             78,662
Albert C. Bersticker...............          56,800                --            4,668             61,468
Edward P. Campbell.................          21,300                --            2,117             23,417
Dr. Carol A. Cartwright............          25,416                --            1,059             26,475
Robert T. Clutterbuck(1)...........         417,043                --              319            417,362
Kenneth M. Curtis..................          41,210                --               --             41,210
Alexander M. Cutler................          14,000                --               --             14,000
Robert W. Gillespie(1).............       1,341,290                --          124,383          1,465,673
Henry S. Hemingway(2)..............         204,116                --               --            204,116
Charles R. Hogan...................         370,138                --               --            370,138
Douglas J. McGregor................          40,388                --            9,765             50,153
Henry L. Meyer III(1)..............         845,991                --           40,226            886,217
Steven A. Minter...................          56,358                --           23,974             80,332
Bill R. Sanford....................          22,000                --               --             22,000
K. Brent Somers(1).................         223,272                --            6,249            229,521
Ronald B. Stafford.................          99,374                --               --             99,374
Thomas C. Stevens(1)...............         159,903                --           15,989            175,892
Dennis W. Sullivan.................          55,200                --           52,557            107,757
William B. Summers, Jr.(1) ........         483,112                --           61,184            544,296
Peter G. Ten Eyck, II..............          90,396                --               --             90,396
All directors, nominees and
  executive officers as a group
  (25).............................       5,292,375                --          389,996          5,682,371

---------------

(1) With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2000.

(2) Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(3) Includes options vested as of March 12, 2001. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Andrus 38,800; Mr. Bares 52,800; Mr. Bersticker 52,800; Mr. Campbell 19,300; Ms.
    Cartwright 24,800; Mr. Clutterbuck 117,024; Mr. Curtis 38,800; Mr. Cutler 12,000; Mr. Gillespie 1,107,834; Mr. Hemingway 70,872; Mr. Hogan 61,836; Mr.
    McGregor 38,800; Mr. Meyer 692,834; Mr. Minter 52,800; Mr. Sanford 12,000; Mr. Somers 197,834; Mr. Stafford 85,332; Mr. Stevens 137,834; Mr. Sullivan 52,800; Mr. Summers 180,624; Mr. Ten Eyck 85,332; all directors, nominees, and executive officers as a group 3,674,171.

(4) No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 12, 2001.

(5) Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan, whereby directors may defer payment of all or a portion of their directors fees in a Common Shares Account consisting of "phantom stock units." On a quarterly basis, the Common Shares Account is credited with an additional number of phantom stock units equal to the number of Common Shares that could be purchased at market value with the sum of the director's deferred fees for the quarter, plus the amount of quarterly dividends on the phantom stock units in the Common Shares Account during the quarter as if such phantom stock units were Common Shares. At the time of distribution from the Common Shares Account, an actual Common Share is issued for each phantom stock unit that is in the account.

    Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the "Excess 401(k) Plan") and KeyCorp Deferred Compensation Plan (the "Deferred Plan"). Under both of those Plans, contributions to a participant's phantom stock account are treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.

    No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Excess 401(k) Plan or the Deferred Plan until the time of distribution from the account (i.e. these are unfunded plans with "phantom stock" units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued.

                    SHAREHOLDER PROPOSALS FOR THE YEAR 2002

     The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders is November 26, 2001. This deadline applies to proposals submitted for inclusion in KeyCorp's Proxy Statement for the 2002 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

     In addition, proxies solicited by KeyCorp for the 2002 Annual Meeting will confer discretionary authority on the proxy holders to vote the proxy on proposals submitted by shareholders for consideration at the 2002 Annual Meeting unless (a) the shareholder proposal has been given in writing to the Secretary of KeyCorp, delivered to, or received at KeyCorp's principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting (KeyCorp intends to make a public disclosure of the date of the Annual Meeting at least 75 days prior to the Annual Meeting), (b) the shareholder submitting the proposal has complied with the additional requirements set forth in Article 1,
Section 7, of KeyCorp's Amended and Restated Regulations which require that any shareholder who submits a proposal shall deliver, together with the proposal, a brief written statement setting forth the reasons for the proposal, such shareholder's name and record address, the number and class of all shares of each class of stock of KeyCorp beneficially owned by the shareholder, and any material interest the shareholder may have in the proposal and (c) the shareholder has also complied with the further requirements regarding the proposal under Rule 14a-4(c)(2)(i) through (iii) of the Exchange Act. The date of the 2002 Annual Meeting of Shareholders has not yet been established by KeyCorp's Board of Directors, but it is tentatively scheduled for May 16, 2002. If that tentative date is, in fact, fixed by the Board of Directors as the Annual Meeting date, a proposal under (a) above must be received at KeyCorp's principal executive offices not later than March 17, 2002 and not earlier than February 15, 2002.

                                    GENERAL

     The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

     Certain rules promulgated by the Securities and Exchange Commission governing proxy disclosure specify the circumstances under which KeyCorp is required to include in its proxy statement a shareholder proposal, including the requirement for timely submission of the proposal to KeyCorp by the shareholder. If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders which has not been included in KeyCorp's proxy statement, the shareholder must strictly comply with the applicable notice and procedural requirements set forth in KeyCorp's Regulations. A copy of the Regulations is available to any shareholder, without charge, upon request to the Secretary of KeyCorp. Pursuant to KeyCorp's Regulations, a shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote. These provisions of the Regulations govern proper submission of items to be put to a shareholder vote and do not preclude discussion by any shareholder of any business properly brought before the meeting.

     Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp's Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp's Regulations upon request to the Secretary of KeyCorp.

     KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. In addition to solicitation by mail, officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $30,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their expense in so doing.

     You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), against the shareholder proposal (Issue Two of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2001 (Issue Three of this Proxy Statement). Abstentions and, unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at a meeting. A broker's authority to vote on Issue Two is limited but is not limited as to Issues One and Three. As to Issue Three, a broker non-vote has the same effect as a vote against the proposal and as to Issue Two a broker non-vote is treated as not being present. As to Issues Two and Three, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

                                   EXHIBIT A

                                    KEYCORP
                        AUDIT AND RISK REVIEW COMMITTEE

                                    CHARTER
                               AS OF MAY 19, 2000

     Committee Mission: The Committee acts on behalf of the KeyCorp Board of Directors with regard to audit services, internal controls, risk review activities, regulatory and financial compliance, financial reporting and security issues. Members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange.

     The Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee shall make regular reports to the Board of Directors.

     Functions, Duties, and Authorities. The Committee shall:

          1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors.

          2. With respect to the independent public accountants,

               (i) provide advice to the Board of Directors in selecting, evaluating, or replacing the independent public accountants;

               (ii) review the fees charged by the independent public accountants for audit and non-audit services;

               (iii) ensure that the independent public accountants prepare and deliver annually a Statement of Independence (it being understood that the independent public accountants are responsible for the accuracy and completeness of this Statement), discuss with the independent public accountants any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Corporation's independent public accountants and recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the independent public accountants' independence;

               (iv) instruct the independent public accountants that the independent public accountants are ultimately accountable to the Board of Directors and the Committee;

          3. With respect to the Risk Management Group,

               (i) review the appointment and replacement of the senior officer of the Risk Management Group who shall have a direct reporting relationship to the Committee (the Risk Management Group shall report administratively to the appropriate Corporation executive);

               (ii) advise the senior officer of the Risk Management Group that he or she is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the Risk Management Group and management responses thereto and significant regulatory inspection and examination reports including Community Reinvestment Act and compliance examinations;

          4. With respect to financial reporting principles and policies and internal risk management controls and procedures,

               (i) advise management and the independent public accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices (and, in that regard, the Committee directs, and shall be entitled to rely upon, management and the independent public accountants to identify financial reporting issues and practices, if any, of significance requiring Committee oversight);

               (ii) discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit of the Corporation;

               (iii) meet with management and the independent public accountants to (a) discuss the scope of the annual audit, (b) discuss the audited financial statements, (c) discuss any significant matters arising from the audit or report as disclosed to the Committee by management or the independent public accountants, (d) review the form of opinion the independent public accountants propose to render with respect to the audited annual financial statements,
               (e) discuss significant changes to the Corporation's auditing and accounting principles, policies, or procedures proposed by management or the independent public accountants, and (f) inquire of the independent public accountants of significant risks or exposures, if any, that have come to the attention of the independent public accountants;

               (iv) obtain from the independent public accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended;

          5. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("Act") provisions relating to independent audits and reporting requirements, and the FDIC regulations relating thereto, review with the Corporation's management and the Corporation's independent public accountants the basis for the annual reports required by the Act and the regulations relating thereto, and otherwise perform the duties of the audit committee under such regulations;

          6. Review with management the Corporation's contingency plans, other emergency recovery plans, and the Corporation's security program for end-user computing;

          7. Supervise and direct any special projects or investigations the Committee considers necessary;

          8. Serve as the liaison to the Board of Directors and provide oversight with respect to community reinvestment act activities of bank subsidiaries of the Corporation;

          9. Review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or government agencies raising significant issues as to compliance with applicable laws;

          10. Prepare any report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement; and

          11. Provide oversight as the audit and risk review committee for the Corporation's banking subsidiaries (and, in that regard, the Committee directs, and shall be entitled to rely upon, the Corporation's Risk Management Group, management and independent public accountants to identify issues, if any, of significance requiring Committee oversight).

     While the Committee has the functions, duties and authorities set forth in this Charter, its role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management. The independent public accountants are responsible for planning and carrying out a proper audit and review, including reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not employees of the Corporation and are not, and do not represent themselves to be, serving as accountants or auditors or experts in the field of accounting or auditing. As such, it is not the responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting procedures and each member of the Committee shall be entitled to rely on the integrity of those persons or organizations within and outside of the Corporation that it receives information, opinions, reports, or statements from and the accuracy of the financial and other information, opinions, reports, or statements provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

 ................................................................................

                                       [KEYCORP LOGO]
P                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       KEYCORP FOR THE ANNUAL MEETING ON MAY 17, 2001
R            The undersigned hereby constitutes and appoints Robert W.
             Gillespie, Henry L. Meyer III, and Thomas C. Stevens, and each of
O            them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual
X            Meeting of Shareholders of KeyCorp to be held on May 17, 2001, and at any adjournments or postponements thereof, on all matters
Y            properly coming before said meeting.

                      1. Election of Directors: The nominees of the Board of        (change of address)
                         Directors to the class whose term of office will expire    ------------------------------------
                         in 2004 are:                                               ------------------------------------
                        Cecil D. Andrus, Alexander M. Cutler, Douglas J. McGregor,  ------------------------------------
                         Henry L. Meyer III, Peter G. Ten Eyck, II                  ------------------------------------
                      2. Shareholder proposal requesting necessary steps to cause   (If you have written in the above
                         the annual election of all directors.                      space, please mark the corresponding
                      3. Proposal to ratify the appointment of Ernst & Young LLP    box on the reverse side of this
                         as independent auditors for the fiscal year ending         card.)
                         December 31, 2001.

             YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                SEE REVERSE
                                                                   SIDE

 ................................................................................

                                     KEYCORP
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [LOGO]

                                                    FOR   WITHHOLD  FOR ALL
                                                    ALL    ALL      EXCEPT:                               FOR  AGAINST  ABSTAIN

1. Election of Directors --                                                   2. Shareholder proposal requesting
 01-Cecil D. Andrus, 02-Alexander M. Cutler,                                     necessary steps to cause the annual
 03-Douglas J. McGregor, 04-Henry L. Meyer III,                                  election of all directors.
 05-Peter G. Ten Eyck, II

--------------------------------------------                                  3. Ratification of appointment of
 Nominee exception                                                               independent auditors.


                                                                              Address Change Requested

                                                   Date:                , 2001

                                                   -----------------------------

                                                   -----------------------------
                                                   Signature(s)

                                     NOTE: Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.
                                     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, AGAINST Issue 2 and FOR Issue 3.

                                     In accordance with their judgment, the
                                     proxies are authorized to vote upon any
                                     other matters that may properly come before the meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ISSUE 2 AND FOR ISSUE 3.
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                                                                  [KEYCORP LOGO]

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
QUICK  --  EASY  --  IMMEDIATE  --  AVAILABLE 24 HOURS A DAY  --  7 DAYS A WEEK

KeyCorp encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card in the election of directors and on the other proposals before the shareholders as well as, in accordance with their judgment, upon other matters that may properly come before the meeting. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE
                        Call toll-free 1-888-776-5658 in the United States or Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

                        Enter the 6-digit CONTROL NUMBER located above.

                        Option #1:   To vote as the Board of Directors
                                     recommends on ALL Proposals: Press 1

                                     When asked, please confirm your vote by
                                     pressing 1.

                        Option #2:   If you choose to vote on each proposal
                                     separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET
                        Go to the following website:
                        www.computershare.com/us/proxy


                        Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

                        Follow the simple instructions on the screen.

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!